MEMORANDUM of UNDERSTANDING

Between

BRISK SOLAR INC. a division of FEC Finance Energy Corp a corporation incorporated pursuant to the laws of the Province of British Columbia, Canada, with its registered office located in Kelowna, BC, Canada

And

CASCADE TECHNOLOGIES CORP., (“CTC”) a corporation registered pursuant to the Laws of the State of Wyoming, United States, with its business office located in Lakewood, Colorado, USA.

Whereas:

BSI is the developer and manufacturer of certain solar energy related products and services referred to as “Solar to Go Solutions”, hereinafter referred to as “the Products and Services” and described in Schedule “A” attached hereto; and

CTC desires to acquire the exclusive license and right to market the Products and Services in the United States and to sell other performance licensing agreements in the United States.

Now therefore, BSI and CTC herby agree as follows:

1.	BSI will grant to CTC the license and right to market the Products and Services in exchange for Six Million (6,000,000) Common Voting shares of CTC.

2.	The license and right to market the Products and Services will be exclusive to CTC for the United States including any and all sales to Home Depot.

3.	The license and right to market the Products will be granted to CTC under a performance basis for a term of 25 years with a 25 year option to renew.

4.
CTC shall also have the right to market the Products and Services Globally on a wholesale basis and maintain contracts Globally. CTC will have the right to maintain and own service contracts under the CTC name on a Global basis, excluding Africa.

5.	CTC will purchase all the Products from BSI at pre-determined wholesale prices.

During the term of this Memorandum, BSI and CTC will continue negotiations with the intention of completing and executing a Definitive License and Distribution Agreement.

This Memorandum will come into effect from the date of signing by both parties, and will remain valid for 30 days.  In the event that the Definitive Agreement is not executed by the end of this 30 day period, then this Memorandum shall expire and neither BSI nor CTC shall have any rights or any obligations under this Memorandum.

This Memorandum represents the understanding of both the parties to work together on the above-mentioned points.

IN WITNESS WHEREOF, the parties have executed this Memorandum of Understanding this  30th day of April, 2009.

BRISK SOLAR INC.

/s/ Mel H Farrell
President

CASCADE TECHNOLOGIES CORP.

/s/ Dwayne Flett
President

SCHEDULE A

PRODUCTS AND SERVICES

Solar Home Package

Solar Phone Booth Kit

Solar Water Pumps

Solar Roof Top Panels

Solar Water Heater